Exhibit 10.20

Executive Employment Agreement

Alchemia Oncology ABN: 60 058 390 953

Dr Tracey Brown

Brisbane Head Office

Alchemia Limited

(ACN 071 666 334 ABN 43 071 666 334)

3 Hi –Tech Court Brisbane Technology Park

Eight Mile Plains QLD 4113 Australia

PO Box 4851 Eight Mile Plains QLD 4113

T: 61 7 3340 0200 F: 61 7 3340 0222

Melbourne Office Alchemia Oncology Pty Limited (ACN 058 390 953 ABN 60 058 390 953) Suite 406 Pacific Tower 737 Burwood Road Hawthorn VIC 3122 Australia T: 61 3 8862 6354 F: 61 3 8862 6612

Table of Contents

1.	Definitions	3
2.	Appointment	6
3.	Fair Work Information Statement	6
4.	Duties of the executive	6
5.	Performance of duties	7
6.	Remuneration	8
7.	Out-of-pocket expenses	10
8.	Leave entitlements	10
9.	Confidential information	11
10.	Intellectual property rights	13
11.	Company property	14
12.	Termination	14
13.	Consequences of termination	15
14.	Resolution of disputes by conciliation	16
15.	Protection of goodwill	17
16.	Medical examination	17
17.	Employee records and privacy	18
18.	Variations	18
19.	Statutory and regulatory requirements	19
20.	Acknowledgment	19
21.	General provisions	19

Brisbane Head Office

Alchemia Limited

(ACN 071 666 334 ABN 43 071 666 334)

3 Hi –Tech Court Brisbane Technology Park

Eight Mile Plains QLD 4113 Australia

PO Box 4851 Eight Mile Plains QLD 4113

T: 61 7 3340 0200 F: 61 7 3340 0222

Melbourne Office Alchemia Oncology Pty Limited (ACN 058 390 953 ABN 60 058 390 953) Suite 406 Pacific Tower 737 Burwood Road Hawthorn VIC 3122 Australia T: 61 3 8862 6354 F: 61 3 8862 6612

Date

Parties

Alchemia Oncology Pty Ltd (Employer)

Dr Tracey Brown (Executive)

Background

A.	The employer carries on the business of Research and Development, which includes carbohydrate chemistry and drug development utilising Alchemia technology.

B.	The parties have agreed that the Executive will be employed by the Employer on the terms set out in this Agreement.

It is agreed

1.	Definitions

In this Agreement, except to the extent the context otherwise requires:

‘Agreement’ means this Executive Employment Agreement;

‘Alchemia Limited’ means Alchemia Limited (ACN 071 666 334 ABN 43 071 666 334);

‘Audeo Oncology’ means Audeo Oncology, Inc;

‘Audeo Share Option Scheme’ is any bonus incentive scheme as approved by the Board and the board of Audeo Oncology from time to time, which enables each Executive to participate in a bonus up to a maximum predetermined percentage of their base salary by way of cash payment and/or receiving options in Audeo Oncology;

“Anti-Aging’ all intellectual property and know-how owned exclusively by the Executive which relates to any anti-aging or anti-wrinkle product, be it a pharmaceutical, cosmeceuticals or cosmetic, as described in Appendix A

‘ASX’ means the Australian Stock Exchange Limited;

‘Board’ means the board of directors of the Employer;

‘Commencement Date’ means 27th September 2011.

‘Confidential Information’ means the trade secrets and all other information regarding the affairs of the Employer and any Related Corporation which becomes known to the Executive in circumstances where the Executive knows or ought to know that the information is to be treated as confidential and includes, without limitation:

(a)	information marked as “confidential” or to like effect;

(b)	information the Executive is told is confidential or should be kept confidential;

(c)	information disclosed to the Executive in circumstances that would, to a reasonable person, indicate that the information is sensitive commercial information or information of a kind which, if disclosed to third parties, could or might cause any Group Company loss or damage (including damage to reputation);

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(d)	formulae, technical information, plans and product specifications;

(e)	strategic information regarding the Group’s business plans and forecasts, including but not limited to target markets, target segments of markets, plans with regard to premises;

(f)	projects;

(g)	financial records, reports, accounts, proposals, profits, salaried and wages paid, assets and liabilities and bad debts;

(h)	quotations and tenders submitted or prepared for submission to customers or potential customers, including information regarding the methods by which the Employer calculates the amounts contained in tenders, the methods by which tenders are prepared and the information contained in tenders;

(i)	customer lists, names of customers contacts and terms of trade with customers;

(j)	supplier lists, names of supplier contacts and terms of trade with suppliers, except where that information is available to and known by the public otherwise than through the wrongful acts of the Executive;

(k)	information about potential suppliers to the Group to the extent that that information is not generally known to the public and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Group the details of which are not generally known;

(l)	marketing information regarding details about the Group’s position in the market place or segments of the market place, the Group’s competitors’ position in the market place or in segments of the market place, marketing plans and strategies;

(m)	personnel information regarding personal or medical histories, compensation, terms of employment;

(a)	procedures/processes/systems relating to the operation of the Group’s business that contribute to the sustainable competitive advantages of the Group’s business;

(n)	information confidential to any Group Company.

‘Employer” means Alchemia Oncology ABN 60 058 390 953 of Monash University, Wellington Road, Clayton, in the State of Victoria.

‘Employment Period’ means the period commencing on the Commencement Date and continuing until the Termination Date;

‘Executive’ means Dr Tracey Brown of 23 Norwood St, Flemington,3031, in the State of Victoria.

‘Fair Work Information Statement’ has the meaning contained in the Fair Work Act 2009.

‘Fat-Dissolve’ intellectual property and know-how owned exclusively by the Executive which relates to any weight-loss pharmaceutical, cosmeceuticals or cosmetic, as described in Appendix A

‘Group’ means the Employer, and each Related Corporation and ‘Group Company’ means any one of them;

‘High Income Threshold’ has the meaning contained in the Fair Work Act 2009.

‘High Income Employee’ has the meaning contained in the Fair Work Act 2009.

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‘Industrial Instrument’ means any law or statutory instrument (including any award, collective agreement or enterprise agreement) prescribing minimum terms and conditions of employment and applicable to your employment under this Agreement.

‘Intellectual Property Right’ means an invention, discovery, secret process, trade mark, service mark, copyright work, design, patent, know how and any other intellectual property right throughout the world which is:

(a)	related to or connected with the business or a product or service of the Employer or a Related Corporation; and

(b)	invented, created, produced or conceived by the Executive (whether alone or jointly with another person) in the course of his employment by the Employer;

‘Modern Award’ has the meaning contained in the Fair Work Act 2009.

‘Moral Rights’ mean the moral rights conferred upon the author of a Work by Part IX of the Copyright Act 1968 (Cth);

‘Related Corporation’ means:

(a)	a body corporate which is a related body corporate to the Employer and has the meaning given to that term by the Corporations Act 2001;

(b)	any body corporate not less than 30% of whose ordinary shares are held for the time being by or on behalf of the Employer or a body corporate related to the Employer; or

(c)	any unit trust not less than 30% of whose ordinary units are held for the time being by or on behalf of the Employer or a body corporate related to the Employer;

‘Remuneration Committee’ means the sub-committee of the Board responsible for determining and approving Executive remuneration;

‘Remuneration Package’ means the Salary, Superannuation, bonus scheme and any additional benefits referred to in clause 6 of this Agreement, as varied from time to time in accordance with this Agreement;

‘Salary’ means the annual base cash component of the Remuneration Package referred to in clause 6.1, as reviewed from time to time in accordance with clause 6.5 of this Agreement;

‘Superannuation’ means the annual minimum Employer contribution referred to in clause 6.3 of this Agreement to the designated approved Superannuation fund, currently set at 9% of base salary;

‘Termination Date’ means:

(a)	if the Executive works out any notice period, the Executive’s last day of employment;

(b)	if the Employer makes a payment in lieu of notice, the date upon which the payment is made;

(c)	if the Employer terminates the Executive’s employment pursuant to clause 12.3, the date the Employer terminates the employment;

(d)	if the Executive gives notice of termination, the Executive’s last working day;

‘Works’ is defined in the Copyright Act 1968 (Cth).

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2.	Appointment

2.1	Employment

The Executive will serve the Employer as VP-Oncology and Chief Scientific Officer on the terms of this Agreement.

2.2	Term of employment

The Executive is employed for the Employment Period, however, the Executive’s prior employment with the Employer is recognised for the purpose of accrued entitlements (if any) outlined in this Agreement, which accrue from the date the Executive first commenced employment with the Employer on 24th May 2001.

2.3	Place of work

(a)	The Executive is to work from the Employer’s premises at Monash University, Wellington Road, Clayton, VIC or such other location as agreed between the Employer and Executive.

(b)	The Executive may also be required to travel to other locations, either interstate or overseas, as may be reasonably necessary to perform the Executive’s duties.

2.4	Breach of other obligations

The Executive warrants to the Employer that, by entering into this Agreement and performing the Executive’s duties under it, the Executive will not breach any other obligation binding on the Executive.

3.	Fair Work Information Statement

The Executive acknowledges receiving from the Employer, with this Agreement, the Fair Work Information Statement.

4.	Duties of the executive

4.1	Duties

(a)	The duties to be performed by the Executive include those set out in the Position Description for this role.

(b)	During the Employment Period, the Executive must also:

(1)	perform such duties and exercise such powers, authorities and discretions in relation to the business of the Employer and the Group as the Board may from time to time reasonably delegate to the Executive;

(2)	observe and comply with the orders, instructions, directions, restrictions, regulations, delegation and authority levels made or given by the Board from time to time;

(3)	comply with all legal requirements, statutory or otherwise, pertaining to the Executive’s position and responsibilities under this Agreement; and

(4)	faithfully serve the Employer and at all times use their best endeavours to promote the interests of the Employer and the Group for the time being.

(c)	In consultation with the Executive, the Employer may set reasonable Key Performance Indicators for the Executive to achieve from time to time.

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4.2	Compliance with directions

The Executive must comply with all reasonable and lawful directions given to the Executive by the Employer.

4.3	Reporting

The Executive must report to the Chief Executive Officer promptly and fully with the information they require relating to the Executive’s responsibilities and the performance of the Executive’s duties.

4.4	Directorships with Related Corporations

(a)	The Executive may be requested to accept appointment as a director or officer of any Group Company nominated by the Board and he/she shall accept that appointment unless there is, in the view of the Board, a reasonable objection to that appointment.

(b)	The Executive may not resign the Executive’s office as a director or officer of a Group Company, except at the request or direction of the Board or with the agreement of the Board upon presenting reasonable grounds to do so.

4.5	Policies and Procedures

(a)	The Executive must comply with the Employer’s polices and procedures as a condition of employment.

(b)	The parties acknowledge that:

(1)	the policies of the Employer set out and clarify certain matters which may benefit both the Employer and the Executive;

(2)	prior to entering into this Agreement, the Executive was provided with an opportunity to review and consider all policies as were current at the date of this Agreement;

(3)	to the extent that they describe “obligations” on the Employer, the policies are not terms of this Agreement and may be observed, varied or disregarded by the Employer in their absolute discretion.

5.	Performance of duties

5.1	Full time appointment

(a)	Unless absent on leave for reasons permitted under this Agreement, the Executive must devote the Executive’s time, attention and skill exclusively to the business of the Employer during all normal working hours (which are Monday to Friday, 8.30 am to 5.00 pm) and at other times reasonably necessary to fulfil the Executive’s duties.

(b)	The Executive acknowledges that the requirement to work these hours is reasonable given the executive nature of their role and the Remuneration Package provided under this Agreement.

(c)	The Remuneration Package provided to or for the Executive under this Agreement constitutes full payment for all hours worked by the Executive.

(d)	Clause 5.1(a) is to be read subject to the consent of the Board which is referred to in clause 5.3.

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5.2	Promotion of Employer’s interests

The Executive must use the Executive’s best endeavours to promote the financial position, profits, prospects, welfare and reputation of the Group and not intentionally do anything which is, or may be, harmful to those interests.

5.3	Other business, occupation or directorships

During the Employment Period the Executive must not carry on nor be concerned in a business or occupation nor hold a directorship of another corporation other than the business of the Group without the prior written consent of the Board.

5.4	Benefits from other sources

(a)	The Executive must not accept a benefit in money or in kind from any person as an inducement or reward in connection with:

(1)	an act or forbearance in the performance of their duties; or

(2)	any business carried on by or on behalf of the Employer or its Related Corporations.

(b)	This clause does not prohibit the receipt of:

(1)	publicly advertised benefits such as frequent flier benefits; or

(2)	invitations to business, sporting or social events and minor gifts with a maximum value of $100 received by the Executive. This includes 2 or more gifts received by the Executive from the same or related entities with a total maximum value of $100.

6.	Remuneration

6.1	Salary

The Executive is entitled to a gross annual Salary of $220,146 excluding superannuation.

6.2	Payment of Salary

The Salary is payable:

(a)	by equal fortnightly instalments in arrears; and

(b)	by electronic funds transfer to a bank account in Australia nominated by the Executive,

or as may otherwise be agreed.

6.3	Superannuation

(a)	The Employer will pay that percentage of superannuation (based on the Salary) which the Employer is statutorily obliged to pay on the Executive’s behalf into the nominated superannuation fund, currently set at 9% of the base Salary.

(b)	Subject to any applicable regulatory requirements relating to effective wage or salary sacrificing arrangements, the Executive may sacrifice part of their Salary in return for additional superannuation contributions by the Employer.

6.4	Directors fees

The Remuneration Package is inclusive of any director’s fees payable to the Executive as a director of the Employer or a Related Corporation. In the event that the Executive ceases to be a director of

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the Employer or a Related Corporation, his Remuneration Package may be reduced by the Board to take account of reduced responsibilities. The amount of the reduction will be an amount determined in the sole discretion of the Board.

6.5	Review of Key Performance Indicators and Remuneration Package

The Executive’s Key Performance Indicators and Remuneration Package will be reviewed annually by the Board and Audeo Oncology’s compensation committee. A review will not necessarily result in an increase in the Remuneration Package. . The Key Performance Indicators and any remuneration (including bonus or incentive arrangements) will be determined by Audeo Oncology’s compensation committee from time to time and subject to the requirement that any bonus or incentive payment determined shall not exceed 100% of the annual salary payable to the Executive.

6.6	Participation in Alchemia bonus scheme

The Executive may be eligible to participate in any Audeo Share Option Scheme, as determined by Audeo Oncology’s compensation committee under the terms and conditions as established by Audeo Oncology’s compensation committee and which may be reviewed by the board of Audeo Oncology from time to time.

6.7	Additional benefits

a.	Mobile phone;

b.	Laptop;

c.	Payment of business-related road toll expenses; and

d.	Payment of business-related petrol expenses.

6.8	Valuation of Benefits

If it is necessary for any purpose to value a benefit provided to the Executive under this Agreement, and no value is expressly agreed between the parties, the Executive agrees that:

(a)	the Employer may value the benefit; and

(b)	Provided the Employer’s valuation is reasonable, the Executive will be bound by it.

6.9	No other benefits

(a)	As far as legally allowed, the Executive’s Remuneration Package is inclusive of all legal entitlements the Executive has to payment for work performed. The value of the Remuneration Package is not a base rate of pay for ordinary hours worked.

(b)	The Executive agrees that the Employer may set off the value of all of the benefits paid to or for them under this Agreement against any entitlement the Executive may have under any Industrial Instrument to payment for work performed.

(c)	The parties agree that if the Executive’s Remuneration Package, exclusive of any payments under Alchemia’s Executive Share Scheme, exceeds the High Income Threshold, then no Modern Award will, at any time, apply to the Executive’s employment, upon the basis that the Employer guarantees that the Executive’s annual earnings, during the course of their employment, will exceed the High Income Threshold.

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(d)	If, for whatever reason, during the Employment Period, the value of the Executive’s total benefits falls below the High Income Threshold, the parties agree that the effect of this will be to revoke the guarantee at clause 6.9(c).

6.10	Deductions

The Employer may deduct from any part of the Salary payable to the Executive from time to time (including, to the extent permitted by law, amounts payable on termination of the Executive’s employment) any amounts owed by the Executive on any account to any Group Company.

7.	Out-of-pocket expenses

7.1	Reimbursement

The Employer must reimburse the Executive for all reasonable expenses properly incurred by the Executive in the performance of the Executive’s duties, pursuant to the Employer’s policy guidelines.

7.2	Substantiation

The Executive must:

(a)	provide receipts or other documentary evidence of payment satisfactory to the Employer and the purpose of each expense in a form reasonably required by the Employer to support each claim for reimbursement; and

(b)	keep those records of expenses reasonably required by the Employer to meet income tax, fringe benefits tax and other statutory requirements.

8.	Leave entitlements

8.1	Annual leave

(a)	During each completed year of the Employment Period the Executive is entitled to:

(1)	subject to clause 5.1(a), observe public holidays without loss of Salary; and

(2)	four weeks’ paid annual leave.

(b)	The Executive must give reasonable notice of the Executive’s intention to take annual leave and use reasonable endeavours to take leave at times convenient to the Employer.

(c)	The employer may direct the executive to take accrued annual leave after giving the Executive 4 weeks’ written notice.

8.2	Personal leave

(a)	The Executive is entitled to 10 days’ paid personal leave for each completed year of this Agreement. Such personal leave entitlements are cumulative, but are not paid out on termination of this Agreement.

(b)	Personal leave can be taken in the following circumstances:

(1)	due to personal illness or injury (sick leave); or

(2)	for the purpose of caring for a member of the Executive’s immediate family or household who is sick or due to an unexpected emergency requires the Executive’s care and support (carer’s leave).

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(c)	The Employer may request the Executive to provide, for any absence in excess of 2 days, documentary evidence to the Employer’s satisfaction of the Executive’s entitlement to take personal leave.

8.3	Long service leave entitlement

The Executive is entitled to long service leave in accordance with the legislation of the State in which the Executive is employed.

8.4	Parental leave and Compassionate leave

The Executive is entitled to parental leave and compassionate leave in accordance with the provisions of the Fair Work Act 2009 (Cth).

9.	Confidential information

9.1	Acknowledgment

The Executive acknowledges that:

(a)	the Employer’s Confidential Information is solely and exclusively the property of the Employer;

(b)	they are subject to obligations in relation to the Employer’s Confidential Information by reason of this Agreement;

(c)	they are subject to obligations in relation to the Employer’s Confidential Information in equity and under the common law;

(d)	the Corporations Act creates certain obligations upon the Executive in respect of use or disclosure of information; and

(e)	harm may be caused to the Employer by unauthorised disclosure of Confidential Information.

9.2	Maintenance of confidentiality

The Executive agrees that they will:

(a)	not, without the Employer’s permission, disclose or use its Confidential Information;

(b)	not make a copy or other record of Confidential Information except in the proper performance of the Executive’s duties;

(c)	use the Employer’s Confidential Information only for the legitimate purposes of the business of the Group;

(d)	take all reasonable action that the Employer asks them to take, at any time, to protect the Employer’s interest in its Confidential Information;

(e)	in relation to any disclosure of the Employer’s Confidential Information allowed under this Agreement – only disclose the information where the Executive is satisfied, upon reasonable grounds, that the disclosure:

(1)	is in the Employer’s commercial interests; and

(2)	will not compromise the Employer’s interest in the information.

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9.3	Information publicly available

The Executive’s obligations here do not apply to:

(a)	information that is publicly available, unless the information has only become publicly available because of a breach, by the Executive or anyone else, of the Employer’s confidence; or

(b)	disclosures of the Employer’s Confidential Information that are legally required, provided the Executive has made reasonable attempts to avoid disclosure and have given the Employer a reasonable opportunity to protect its interest in the information.

9.4	Uncertainty

If the Executive is uncertain whether:

(a)	particular information is the Employer’s Confidential Information; or

(b)	particular information is publicly available;

the information is taken to be the Employer’s Confidential Information and is taken not to be publicly available unless the Employer informs the Executive in writing to the contrary.

9.5	Use during and after Employment Period

The Executive must comply with their obligations in respect of the Employer’s Confidential Information both during the Employment Period and after termination of employment.

Additional business and academic interests and commitments

(a)	Subject to your obligations under this employment and the ongoing approval of the Board, the Employer agrees that you may pursue the following business and academic interests and commitments, provided that, in the opinion of the Board, they do not interfere with your ability to fulfil the requirements of your role:

(i)	the Anti-Aging and Fat-Dissolve (as described in Appendix A attached hereto);

(ii)	work in respect of the maintenance of your position as Associate Professor at Monash University, including but not limited to, the supervision of post-graduate students and the provision of lectures to students;

(iii)	the operation and funding of the Hyaluronan Laboratory at Monash University, including securing funding and supervising Monash University employees; and

(iv)	participation in other academic forums which you consider to be necessary to maintain your reputation and competencies in relevant scientific and clinical disciplines enabling the effective conduct of your roles and responsibilities and a Chief Scientific Officer.

(b)	Upon request by the Board from time to time, you agree to provide a written report, in a form specified by the Board, setting out the details of your involvement in the business and academic interests specified in subparagraph (a).

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10.	Intellectual property rights

10.1	Ownership

All the interests of the Executive in the Intellectual Property Rights become the property of the Employer as beneficial owner without further payment to the Executive as provided for in this Agreement. The intellectual property rights associated with Anti-Aging and Fat-Dissolve products, as described in Appendix A, are to be fully retained by the Executive.

10.2	Disclosure

(a)	The Executive must disclose to the Employer any Intellectual Property Right promptly after it is brought into existence with the exclusion of intellectual property associated with Anti-Aging and Fat-Dissolve products, as described in Appendix A.

10.3	Assistance by Executive

The Executive must at the expense of the Employer execute all documents and do all other things reasonably necessary to:

(a)	(enable the Employer or its nominee to obtain letters patent, design registration or other official protection for the Employer’s interest in each of its Intellectual Property Rights; and

(b)	transfer to the Employer or its nominee the full ownership of each of its Intellectual Property Rights.

with the exclusion of intellectual property associated with Anti-Aging and Fat-Dissolve products.

(c)

10.4	Power of attorney

The Executive irrevocably appoints the Employer to be the Executive’s attorney and in the Executive’s name on the Executive’ behalf and as the Executive’s act and deed to:

(a)	execute all documents; and

(b)	do and perform any or all other acts, matters or things,

necessary to give to the Employer the full benefit of each of its Intellectual Property Rights.

10.5	Moral rights

The Executive consents to the Employer infringing any Moral Rights that the Executive may have or become entitled to in any Work created in the course of the Executive’s employment.

10.6	Continuing obligations

The obligations of the Executive relating to Intellectual Property Rights continue after the termination of this Agreement.

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11.	Company property

11.1	Access to Group Property

While the Executive may, during the course of and for the purposes of their employment, have access to and possession of physical items of Group property, including Confidential Information or Intellectual Property, the Employer may ask them to return any of this property to it at any time.

11.2	Return of Group Property

The Executive agrees to return Group property to the Employer immediately it asks them to and upon termination of their employment.

11.3	Retention of Group Property

Except for the purposes of the Executive’s employment under this Agreement, the Executive is not entitled to retain any property of the Group, including copies of documents the originals of which are property of the Group.

12.	Termination

12.1	Termination with notice

The employment of the Executive may be terminated by the Executive or the Employer at any time by either of them giving to the other six months written notice of termination.

12.2	Employer’s election on termination

Subject to clauses 12.3 and 12.4, if either the Employer or the Executive gives notice of termination to the other, the Employer may terminate the employment of the Executive immediately or at any time during the notice period and pay to the Executive within a period of thirty days (30) days following the Termination Date in a lump sum the Executive’s current Salary together with Superannuation for the balance of the notice period remaining after termination of the employment.

12.3	Termination by Employer without notice or pay in lieu

The Employer may immediately terminate the employment of the Executive by giving written notice of termination, without any period of notice or pay in lieu to the Executive, if the Executive:

(a)	engages in any act or omission constituting serious misconduct (whether or not the misconduct occurs, or has occurred, prior to or after the date of this Agreement);

(b)	refuses or neglects to comply with any lawful and reasonable instruction given to them by the Employer, the Board or any other person duly authorised by the Board;

(c)	becomes bankrupt or compounds with his/her creditors or any of them or assigns the Executive’s estate for the benefit of the Executive’s creditors or any of them.

(d)	is dealt with by a court for an offence, whether or not a conviction is recorded, involving fraud or dishonesty or any other serious offence which is punishable by imprisonment (whether or not the Executive is imprisoned);

(e)	has, whether prior to or during the Employment Period, provided the Employer with information about their qualifications, experience, character or reputation which is misleading or was intended to be false or misleading;

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(f)	fails to remedy, to the reasonable satisfaction of the Board, a serious or persistent breach of this Agreement within 14 days of receiving notice of such breach from the Board; or

(g)	is, in the reasonable opinion of the Board, dishonest or engages in conduct which may result in significant harm to the Employer or Related Corporation.

12.4	Incapacity

(a)	The Employer may terminate the employment of the Executive by giving one month written notice of termination (or, if the Executive has a greater statutory entitlement to notice, then notice in accordance with that statutory entitlement) to the Executive if the Executive:

(1)	becomes a person whose person or estate is liable to be dealt with in any way under the law relating to mental health; or

(2)	is by reason of illness or injury unable to attend to his duties for 3 months in addition to the period of any accrued sick leave in a 12 month period.

(b)	To avoid doubt, clause 12.4(a)(2) is subject to any statutory protection of the Executive for any incapacity for which worker’s compensation or like benefits are payable.

12.5	Termination of appointment as Director

The termination of the appointment of the Executive as a Director of the Employer or a Related Corporation does not terminate his/her employment under this Agreement.

13.	Consequences of termination

13.1	Entitlements to annual leave and long service leave on termination

If the employment of the Executive is terminated for any reason:

(a)	the Executive is entitled to receive from the Employer pay in lieu of all of their accrued annual leave and any accrued entitlement to long service leave up to the Termination Date, calculated by reference to the Executive’s Salary;

(b)	the Executive hereby authorises the Employer and each Related Corporation to set off against and deduct from all or any amounts payable to the Executive by way of salary, allowances, accrued leave, long service leave, or any other emolument or benefits owing to the Executive by the Employer or any Related Corporation, any amount owing on any account whatever by the Executive to the Employer or any Related Corporation.

13.2	Entitlements upon redundancy

(a)	If the Employer makes the Executive’s position redundant and the Executive is not offered alternative employment with the Employer at a similar place of work and in a position at a similar level, requiring similar skills, knowledge and abilities, on terms and conditions no less favourable than under this Agreement, the Employer must pay the Executive, in addition to any other payments under this Agreement, an additional 6 months’ Salary payable in a lump sum within thirty (30) days following the Termination Date.

(b)	The Employer may set off any payment made to the Executive under clause 12.2 or 13.2(a) against any entitlement the Executive has under an Industrial Instrument to payment of:

(1)	compensation in lieu of notice; and

(2)	a severance payment.

(c)	The Executive is further entitled to retain any Share Options that were granted under the Alchemia Employee and Officers Share Incentive Scheme and that have not expired.

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13.3	Acts after termination of employment

(a)	On or before the Termination Date the Executive must:

(1)	if requested by the Board, resign all offices held by the Executive in the Employer or a Related Corporation;

(2)	deliver to the Employer all records of Confidential Information, including contact records, in the Executive’s possession which are physically capable of delivery;

(3)	permanently erase all records of Confidential Information from his electronic organiser and all other electronic storage devices owned by the Executive;

(4)	if a car owned or leased by the Employer is being utilised by the Executive, return the car and its keys to the Employer at a place nominated by the Employer unless the car is then purchased or leased by the Executive;

(5)	deliver to the Employer all business cards, credit and charge cards issued to the Executive by or on behalf of the Employer or a Related Corporation;

(6)	vacate any accommodation provided to the Executive by the Employer; and

(7)	subject to any express written agreement to the contrary, immediately repay the Employer all sums which may be owing by the Executive to the Employer or any Related Corporation, whether such sums are then due or not.

(b)	The Employer is not liable for any loss of personal data stored in a personal organiser or other electronic storage device which occurs in any way during the permanent erasure of Confidential Information.

(c)	After the Termination Date, the Executive must not represent himself/herself as being currently employed by or connected with the Employer or a Related Corporation.

14.	Resolution of disputes by conciliation

14.1	Discussion between the Executive and Employer

(a)	A dispute relating to the employment of the Executive by the Employer must be first discussed by the Executive and the Board or a representative nominated by one or both of them for the purpose of reaching agreement.

(b)	In this clause, a dispute relating to the employment includes a dispute arising from the termination of the employment of the Executive or an alteration to the Executive’s remuneration or other terms and conditions of employment of the Executive.

14.2	Reference to mediation

If, after discussing their dispute the Employer and the Executive do not agree, the dispute must be referred by the Executive and the Employer, or either one of them, to the Australian Commercial Disputes Centre or other similar body for mediation in accordance with its guidelines. The parties must by all reasonable means endeavour to resolve the dispute between them.

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15.	Protection of goodwill

15.1	In consideration of the Executive’s employment and to protect the Employer’s goodwill, the Executive agrees that he/she will not in any capacity, directly or indirectly, including as a sole trader, partner, director, shareholder, manager, employee, agent or consultant:

(a)	within the following areas:

(1)	Australia;

(2)	Queensland;

(3)	Brisbane.

(b)	for the Employment Period and for the following periods after the Termination Date:

(1)	12 months;

(2)	9 months;

(3)	6 months;

(c)	do any of the following:

(1)	induce any director, manager, officer, employee, servant or contractor of or to the Employer or Related Corporations with whom the Executive had dealings to resign their employment or otherwise end their relationship with the Employer or its Related Corporations;

(2)	become an employee of any customer of the Employer in order to perform the same or similar work for them that the Executive would have performed for the Employer and which the Employer might reasonably expect to otherwise perform for the customer or client;

(3)	seek or accept the custom of any person who has during the Employment Period, been a customer, supplier, distributor or licensee of the Employer or Related Corporations and with whom the Executive had dealings or of whom the Executive had knowledge during the 12 months immediately prior to the Termination Date; or

(4)	be associated with or engaged or interested in a business developing hyaluronan-based or derived oncology drugs, in a role of a like or similar kind to that performed for the Employer, which competes with the Employer’s business.

15.2	The preceding sub-clause will have a cumulative effect as several separate restraints for each activity listed in 15.1(c) combined with each area listed in 15.1(a) and for each period listed in 15.1(b). All possible combinations must be complied with.

15.3	The validity of each separate restraint will not be affected by the invalidity, if any, of any other restraint.

15.4	The Executive may seek the Employer’s consent in writing to be released from any restraint.

16.	Medical examination

16.1	The Executive must, on the request at any time and at the expense of the Employer, submit to an examination by a registered medical practitioner to be selected by the Employer.

16.2	The Executive must authorise that medical practitioner to disclose to, and discuss with, the Employer’s medical adviser the results of such examination and any matters which arise from it in order that the Employer’s medical adviser can notify the Employer of any matters which, in the opinion of the adviser, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his/her appointment at any time.

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17.	Employee records and privacy

17.1	The Employer will, in connection with the Executive’s employment, for the purposes of its operational requirements or legal obligations from time to time, collect, keep and use various information about and personal to the Executive. The Executive:

(a)	Agrees that the Employer may, at its discretion, use or disclose that information for any purpose connected with the Executive’s employment (or, after termination of the Executive’s employment, their former employment) and the Employer’s operational requirements or legal obligations from time to time;

(b)	Agrees that the Employer may, for any purpose connected with the Executive’s employment, collect information about the Executive from third parties. The Employer will not, without a good reason in connection with its operational requirements or legal obligations, seek information about the Executive from a third party without the Executive’s permission or without telling the Executive;

(c)	Agrees that the Employer may, following termination of the Executive’s employment, retain any records about the Executive for any period the Employer considers to be reasonable and appropriate having regard to its operational requirements or legal obligations from time to time;

(d)	As far as they legally can but subject to clause 17.2 – to waive any privacy rights the Executive would otherwise have, but for this clause 17.1.

17.2	The Employer will take reasonable and appropriate precautions for the protection of the Executive’s privacy in relation to any records it holds about the Executive from time to time. For example:

(a)	The Employer will not allow any person access to the Executive’s personal information except where that is reasonably required for a purpose connected with the Executive’s employment (or former employment), its operational requirements or its legal obligations. Access within the Group will usually be limited to its officers, employees or agents who have managerial responsibilities in relation to the Executive;

(b)	The Employer will not disclose the Executive’s personal information to a person outside the Group except for a purpose connected with the Executive’s employment (or former employment), its operational requirements or its legal obligations;

(c)	The Employer will not disclose the Executive’s personal information to a person outside the Group unless the Employer is confident that they will deal with that information the same way that the Employer has agreed to deal with it here.

17.3	This clause 21 continues to apply after termination of the Executive’s employment.

18.	Variations

18.1	The Group may change its Policies at any time.

18.2	The Employer will periodically examine the Executive’s position description and statement of duties to update them and ensure that they relate to the position as then being performed and to the Group’s operational requirements from time to time. The Employer will consult the Executive in this process. If agreement cannot be reached the Employer may, after consulting the Executive, insist on changes to the Executive’s position description, statement of duties and benefits.

18.3	The Executive’s role, levels of responsibility, the position, and Remuneration Package may be changed (but not decreased or demoted) during the Employment Period from time to time. The Executive’s position location may be changed during the Employment Period from time to time

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18.4	The Employer may, for the purposes of the operational requirements of the Group from time to time, and without the Executive’s consent, transfer the Executive’s employment and the Employer’s obligations to them under this Agreement to another person. Where that happens:

(a)	the Employer will notify the Executive in writing about the transfer as soon as reasonably possible;

(b)	unless the Executive is materially affected by the transfer, the Executive will not be entitled to any notice or termination payment.

18.5	Otherwise, except as allowed by the terms of this Agreement, any changes to the Agreement will not be effective unless the parties have agreed to the changes in writing.

18.6	Where changes to the Agreement occur, the other terms of this Agreement will continue to apply, subject to the changes.

19.	Statutory and regulatory requirements

19.1	The rights and obligations of the parties under this Agreement are subject to any applicable statutory or regulatory requirements. Where the performance of an obligation or the exercise of a right is subject to a statutory or regulatory requirement:

(a)	the obligation must not be performed and the right cannot be enforced unless and until the requirement is discharged;

(b)	the parties will do anything reasonably required of them in order to discharge the requirement.

19.2	Without limitation, a reference in clause 19.1 to a:

(a)	“statutory requirement” – includes any requirement imposed by the Corporations Act or taxation legislation;

(b)	“regulatory requirement” – if the Employer is listed on the official list of ASX – includes any requirement imposed upon the Employer by the ASX Listing Rules from time to time.

20.	Acknowledgment

20.1	Fairness of Agreement

Having regard to the Executive’s qualifications, skills and experience, the Executive acknowledges that the remuneration, termination and all other provisions of this Agreement are fair and reasonable in the circumstances.

20.2	Independent advice

The Executive acknowledges that the Executive has been given the opportunity by the Employer to seek independent advice of the Executive’s choosing concerning this Agreement prior to entering into this Agreement.

21.	General provisions

21.1	Legal costs

The Employer and the Executive must each pay their own legal and other expenses relating directly or indirectly to the negotiation, preparation and execution of this Agreement.

21.2	Prior agreements

This agreement replaces all prior agreements between the Executive, the Employer and/or any Related Corporation.

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21.3	Amendments in writing

No amendment to this Agreement has any force unless it is in writing and signed by all of the parties to this Agreement.

21.4	Notices

Service of any document required to be given in writing under this Agreement, or any formal correspondence in connection with the parties’ obligations under this Agreement shall be deemed to have been given if sent:

(a)	to the Executive, by post, fax, or in person to 23 Norwood Street, Flemington, Vic 3031 Australia,

(b)	to the Employer, by post to PO Box 4851, Eight Mile Plains QLD 4113, by fax to 07 3340 0222, or in person to the Chief Executive Officer.

21.5	Counterparts

This Agreement is validly executed if executed in one or more counterparts.

21.6	Governing law and jurisdiction

This Agreement is governed by the laws of Victoria and the Commonwealth of Australia. Each party irrevocably submits to the non exclusive jurisdiction of the courts of Victoria.

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Appendix A

Detail and Background of Anti-Aging and Fat-Dissolve Intellectual Property:

Between 1984-2000 Dr Tracey Brown investigated the profile of secreted glycosaminoglycans, proteoglycans, other components of the extracellular matrix and the metabolism of these molecules in dermal fibroblasts and adipocytes. As part of the research program, human dermal fibroblast cell lines were collected from individuals of 9 months to 84 years of age and then the secreted glycosaminoglycans, proteoglycans and other components of the extracellular matrix where characterised. As a consequence of this research, Dr Tracey Brown was able to identify the components that were reduced or eliminated with age. After developing the perfect profile of what “young skin” should produce Dr Brown systematically tested numerous compounds to determine which ones were able to make “old skin” produce the missing glycosaminoglycans, proteoglycans and other components of the extracellular matrix or alter the metabolism of these components. As a consequence of this work Dr Brown also characterised the hyaluronan synthases and hyaluronidases in skin.

In summary, Dr Brown considers that the following is her intellectual property that pre-existed her employment by Meditech Research and Alchemia Oncology:

•	The “Young Skin Profile” which is composed of the secreted glycosaminoglycans, proteoglycans and other components of the extracellular matrix of dermal fibroblasts;

•

Any molecule that can stimulate the production or reduce the metabolism of the glycosaminoglycans, proteoglycans, other components of the extracellular matrix where the result is making cells dermal fibroblasts secrete the “Young Skin Profile”; and

•	In regard to the Fat-Dissolve project, any molecule that can inhibit the production of hyaluronic acid in non-differentiated adipocytes.

For the avoidance of doubt, Dr Brown’s Anti-Aging and Fat Dissolve intellectual property does not include any oncological applications of hyaluronic acid.

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Signing page

Executed by Alchemia Oncology ABN 60 058 390 953

/s/ Peter Smith
Chief Executive Officer – Dr Pete Smith	Director/Secretary (if applicable)

Print full name of Director/Secretary

Signed by Dr Tracey Brown in the presence of

/s/ Jennifer Rosenthal	/s/ Tracey Brown
Signature of Witness	Dr Tracey Brown

Jennifer Rosenthal
Print full name of Witness

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